UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	20-8365999
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

51 West 52nd Street, 7th Floor, New York, NY USA 10019
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 1-844-689-3939

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 5, 2016 (the “Effective Date”), Anavex Life Sciences Corp., a Nevada corporation (the “Company”), entered into the First Amendment to Employment Agreement (the “Amendment”) with Christopher Missling, PhD (“Dr. Missling”), in his continuing capacity as Chief Executive Officer of the Company. The Amendment amends the Employment Agreement by and between the Company and Dr. Missling, effective July 5, 2013 (the “Employment Agreement”), and extends the term of Dr. Missling’s employment with the Company through July 5, 2019, unless earlier terminated as provided in the Amendment. Pursuant to the terms of the Amendment, Dr. Missling shall receive an annual salary of $500,000 and is eligible to earn an annual cash bonus for each whole or partial calendar year of up to $100,000. Subject to the terms of the Amendment, Dr. Missling will also receive Two Million Dollars ($2,000,000) of options for shares of the Company’s common stock on each of July 5, 2016, July 5, 2017 and July 5, 2018. For the options granted on July 5, 2016, one-third shall vest on each of July 5, 2017, July 5, 2018 and July 5, 2019. With respect to the options granted on July 5, 2017, one-half shall vest on July 5, 2018 and the other half shall vest on July 5, 2019. All options granted on July 5, 2018 shall vest on July 5, 2019. Such options shall have an exercise price equal to the closing price of the Company’s common stock on each grant date.

The summary of the Amendment provided herein is qualified in its entirety by the terms of such agreement, which are fully set forth and attached hereto as Exhibit 10.1 and which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION	LOCATION

Exhibit 10.1	First Amendment to Employment Agreement by and between Anavex Life Sciences Corp. and Christopher Missling, PhD, dated July 5, 2016	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.
/s/ Christopher Missling
Name: Christopher Missling, PhD
Title: Chief Executive Officer

Date: July 7, 2016